Resource Center: 1-800-732-6643
Exhibit 99.1
Contact:     Pete Bakel
202-752-2034
Date:    April 2, 2013

Fannie Mae Reports Largest Net Income in Company History;
$17.2 Billion for 2012 and $7.6 Billion for Fourth Quarter 2012

Fannie Mae Paid Taxpayers $11.6 Billion in Dividends in 2012

•
Significant improvement in credit results and growing revenue resulted in annual net income of $17.2 billion and $7.6 billion for the fourth quarter, the largest annual and quarterly net income in the company’s history.

•	Fannie Mae has paid taxpayers $35.6 billion in dividends since 2008; company expects to remain profitable for the foreseeable future.

•	Fannie Mae has funded the mortgage market with approximately $3.3 trillion in liquidity since 2009, enabling families to buy, refinance, or rent a home.

WASHINGTON, DC - Fannie Mae (FNMA/OTC) today reported annual net income of $17.2 billion for 2012 and quarterly net income of $7.6 billion for the fourth quarter of 2012, compared with a net loss of $16.9 billion for 2011. The improvement in the company’s full-year and quarterly net income was due primarily to improved credit results driven by a decline in serious delinquency rates, an increase in home prices, higher sales prices on Fannie Mae-owned properties, and the company’s resolution agreements with Bank of America.
As a result of actions to strengthen its financial performance and continued improvement in the housing market, Fannie Mae’s financial results improved significantly in 2012 and the company expects to remain profitable for the foreseeable future. Based on analysis of all relevant factors, Fannie Mae determined that the valuation allowance on the company’s deferred tax assets was still appropriate as of December 31, 2012. The valuation allowance as of December 31, 2012 was $58.9 billion.
“Our financial results improved significantly in 2012 and we expect our earnings to remain strong over the next few years,” said Timothy J. Mayopoulos, president and chief executive officer. “We have taken a number of actions since 2009 to manage our legacy book of business, build a healthy new book of business with responsible underwriting standards, price appropriately for risk, and reduce uncertainty by resolving outstanding issues. These actions have helped to strengthen our financial performance and to support the housing recovery by enabling families to buy, refinance, or rent a home even during the housing crisis.”
“Solid business fundamentals such as improving performance of our book of business and improvements in the housing market led us to report the largest annual and quarterly net income in the company’s history,” said Susan McFarland, executive vice president and chief financial officer. “We expect to remain profitable for the foreseeable future and return significant value to taxpayers.”

Fourth Quarter and Full Year 2012 Results	1

Fannie Mae reported comprehensive income of $18.8 billion for the full year of 2012 and $7.8 billion for the fourth quarter of 2012. For the full year of 2012, Fannie Mae paid $11.6 billion in dividends to Treasury under the senior preferred stock purchase agreement between Fannie Mae and Treasury. As a result of the company’s positive net worth as of December 31, 2012, the company did not request a draw from Treasury for the fourth quarter of 2012.
In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. The amended senior preferred stock purchase agreement does not allow the company to build a capital reserve. Beginning in 2013, the required senior preferred stock dividends each quarter will equal the amount, if any, by which the company’s net worth as of the end of the preceding quarter exceeds an applicable capital reserve amount. The applicable capital reserve amount will be $3.0 billion for each quarter of 2013 and will be reduced by $600 million annually until it reaches zero in 2018. With Fannie Mae’s payment of a $4.2 billion dividend in the first quarter of 2013, the company has paid $35.6 billion in dividends to Treasury.

(1)
Treasury draws do not include the initial $1.0 billion liquidation preference of Fannie Mae’s senior preferred stock, for which Fannie Mae did not receive any cash proceeds. The liquidation preference on Fannie Mae’s senior preferred stock is not reduced by the payment of dividends to Treasury.

Fannie Mae has operated under the conservatorship of the Federal Housing Finance Agency (“FHFA”) since September 6, 2008. The funding the company has received under the senior preferred stock purchase agreement with the U.S. Treasury has provided the company with the capital and liquidity needed to maintain its ability to fulfill its mission of providing liquidity and support to the nation’s housing finance markets and to avoid a trigger of mandatory receivership under the Federal Housing Finance Regulatory Reform Act of 2008. Through March 31, 2013, Fannie Mae has requested cumulative draws totaling $116.1 billion. Under the senior preferred stock purchase agreement, the payment of dividends cannot be used to offset prior Treasury draws. Accordingly, while Fannie Mae has paid $35.6 billion in dividends to Treasury, Treasury still maintains a liquidation preference of $117.1 billion on the company’s senior preferred stock.
Beginning January 1, 2013, the amount of remaining funding available to Fannie Mae under the senior preferred stock purchase agreement with Treasury is $117.6 billion. This reflects the remaining funding available as of December 31, 2009 of $124.8 billion less the company’s net worth of $7.2 billion at December 31, 2012.

Fourth Quarter and Full Year 2012 Results	2

Fannie Mae is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the senior preferred stock purchase agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “Business—Conservatorship and Treasury Agreements” in the company’s annual report on Form 10-K for the year ended    December 31, 2012.

DEFERRED TAX ASSET VALUATION ALLOWANCE

Each quarter, Fannie Mae evaluates the recoverability of its deferred tax assets, weighing a complex set of factors. The company is required to establish or maintain a valuation allowance for these assets if it determines that it is more likely than not that some or all of the deferred tax assets will not be realized. Fannie Mae established a valuation allowance against its deferred tax assets in 2008.
In evaluating the recoverability of Fannie Mae’s deferred tax assets, as of December 31, 2012, the company again determined that the factors in favor of maintaining the allowance outweighed the factors in favor of releasing it. Therefore, Fannie Mae did not release any of its valuation allowance as of December 31, 2012. The valuation allowance as of December 31, 2012 was $58.9 billion.
If and when Fannie Mae does release the valuation allowance on its deferred tax assets, it will be included as income in that period and will result in a corresponding increase in the company’s net worth as of the end of that period. Accordingly, Fannie Mae expects to pay Treasury a significant dividend in the quarter following a release of the valuation allowance on the company’s deferred tax assets. Although Fannie Mae has not completed its analysis, the company believes that, after considering all relevant factors, it may release the valuation allowance on its deferred tax assets as early as the first quarter of 2013.
For information on the release of the deferred tax asset valuation allowance, please refer to the company’s annual report on Form 10-K for the year ended December 31, 2012.

RESOLUTION AGREEMENTS WITH BANK OF AMERICA

Fannie Mae’s net income for 2012 was impacted by its resolution agreements with Bank of America related to repurchase requests and compensatory fees. These agreements led to the recognition of $1.3 billion in pre-tax income for 2012. In addition, the company expects to recognize additional net income in the first quarter of 2013 and in future periods relating to the resolution agreements.
Repurchase Request Resolution Agreement: On January 6, 2013, Fannie Mae entered into a resolution agreement with affiliates of Bank of America Corporation to resolve certain repurchase requests arising from breaches of selling representations and warranties. The resolution agreement resolved the company’s outstanding and expected future repurchase requests arising from breaches of selling representations and warranties on specified single-family loans delivered to Fannie Mae by Bank of America and Countrywide that were originated between January 1, 2000 and December 31, 2008. The resolution agreement included, among other things, the following components:

•	Bank of America made a cash payment to Fannie Mae of $3.6 billion in January 2013 related to repurchase requests;

•	Bank of America repurchased approximately 29,500 loans from Fannie Mae in January 2013 for an aggregate repurchase price of $6.6 billion, subject to a reconciliation process; and

•	Bank of America made an initial cash payment of $518 million in January 2013 related to mortgage insurance claims.

Fourth Quarter and Full Year 2012 Results	3

The resolution agreement addressed $11.3 billion of unpaid principal balance, or 97 percent, of Fannie Mae’s outstanding repurchase requests made to Bank of America as of December 31, 2012. Accordingly, the amount of Fannie Mae’s outstanding repurchase requests will decrease substantially in the three months ending March 31, 2013 as outstanding repurchase requests to Bank of America represented 73 percent of Fannie Mae’s total repurchase requests outstanding as of December 31, 2012.
Compensatory Fee Resolution Agreement: Also on January 6, 2013, Fannie Mae and Bank of America entered into a compensatory fee agreement to resolve outstanding and certain future compensatory fees owed by Bank of America due to servicing delays. Bank of America made an initial payment to Fannie Mae of $1.3 billion in January 2013. Subsequent to the initial payment, Fannie Mae and Bank of America will complete a loan review process in 2013 as specified in the compensatory fee agreement to mutually determine the final amount of compensatory fees owed. For the year ended December 31, 2012, Fannie Mae recognized income of $203 million in “Foreclosed property (income) expense” in its consolidated statement of operations and comprehensive income (loss) as a result of the compensatory fee agreement. Any remaining amount will be recognized in 2013 once Fannie Mae has completed a sufficient portion of the loan review process to determine the final amount of income that will be received under the terms of the agreement.
For information on the resolution agreements with Bank of America, please refer to the company’s annual report on Form 10-K for the year ended December 31, 2012.

PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET

Fannie Mae provided approximately $3.3 trillion in liquidity to the mortgage market from January 1, 2009 through December 31, 2012 through its purchases and guarantees of loans, which enabled borrowers to complete 9.7 million mortgage refinancings and 2.7 million home purchases, and provided financing for 1.7 million units of multifamily housing.
The company remained the largest single issuer of single-family mortgage-related securities in the secondary market in the fourth quarter of 2012, with an estimated market share of new single-family mortgage-related securities issuances of 48 percent, compared with 54 percent in the fourth quarter of 2011 and 49 percent for all of 2012. Fannie Mae also remained a constant source of liquidity in the multifamily market. As of December 31, 2012, the company owned or guaranteed approximately 22 percent of the total outstanding debt on multifamily properties.

Fourth Quarter and Full Year 2012 Results	4

HELPING TO BUILD A NEW HOUSING FINANCE SYSTEM
In addition to continuing to provide liquidity and support to the mortgage market, Fannie Mae has devoted significant resources toward helping to build a new housing finance system for the future, primarily through pursuing the strategic goals identified by its conservator, FHFA. These strategic goals are: build a new infrastructure for the secondary mortgage market; gradually contract the company’s dominant presence in the marketplace while simplifying and shrinking its operations; and maintain foreclosure prevention activities and credit availability for new and refinanced mortgages.
CREDIT QUALITY
New Single-Family Book of Business: Fannie Mae is setting responsible credit standards to protect homeowners and taxpayers, while making it possible for families to purchase, refinance, or rent a home. Since 2009, Fannie Mae has seen the effect of the actions it took, beginning in 2008, to significantly strengthen its underwriting and eligibility standards and change its pricing to promote sustainable homeownership and stability in the housing market. As of December 31, 2012, 66 percent of Fannie Mae’s single-family guaranty book of business consisted of loans it had purchased or guaranteed since the beginning of 2009. While Fannie Mae does not yet know how the single-family loans the company has acquired since January 1, 2009 will ultimately perform, given their strong credit risk profile and based on their performance so far, the company expects that these loans, in the aggregate, will be profitable over their lifetime, meaning the company’s fee income on these loans will exceed the company’s credit losses and administrative costs for them.

Fourth Quarter and Full Year 2012 Results	5

Single-family conventional loans acquired by Fannie Mae for the full year of 2012 had a weighted average borrower FICO credit score at origination of 761 and an average original loan-to-value (“LTV”) ratio of 75 percent. The average original LTV ratio for the company’s acquisitions increased for the full year of 2012 because the company acquired more loans with higher LTV ratios in that period than in prior periods as changes to the Home Affordable Refinance Program (“HARP”) were implemented.

Fannie Mae’s Expectations Regarding Future Loss Reserves: The company’s total loss reserves decreased to $62.6 billion as of December 31, 2012 from $76.9 billion as of December 31, 2011. The company expects the trends of improving home prices and declining single-family serious delinquency rates will continue. As a result, the company believes that its total loss reserves peaked as of December 31, 2011. Accordingly, the company does not expect total loss reserves to increase above $76.9 billion in the foreseeable future.
Fannie Mae’s single-family serious delinquency rate has declined each quarter since the first quarter of 2010, and was 3.29 percent as of December 31, 2012, compared with 5.47 percent as of March 31, 2010. This decrease is primarily the result of home retention solutions, foreclosure alternatives, and completed foreclosures, as well as the company’s acquisition of loans with stronger credit profiles since the beginning of 2009.

Fourth Quarter and Full Year 2012 Results	6

HOME RETENTION SOLUTIONS AND FORECLOSURE ALTERNATIVES
To reduce the credit losses Fannie Mae ultimately incurs on its legacy book of business, the company has been focusing its efforts on several strategies, including reducing defaults by offering home retention solutions, such as loan modifications. Fannie Mae completed nearly 40,000 loan modifications during the fourth quarter of 2012 and approximately 163,000 for the full year of 2012, bringing the total number of loan modifications the company has completed since January 1, 2009 to nearly 879,000.
Fannie Mae views foreclosure as a last resort. For homeowners and communities in need, the company offers alternatives to foreclosure. These solutions have enabled 1.2 million homeowners to avoid foreclosure since 2009. In dealing with homeowners in distress, the company first seeks home retention solutions, which enable borrowers to stay in their homes, before turning to foreclosure alternatives. When there is no viable home retention solution or foreclosure alternative that can be applied, the company seeks to move to foreclosure expeditiously in an effort to minimize prolonged delinquencies that can hurt local home values and destabilize communities.

	For the Year Ended December 31,
	2012		2011		2010		2009
	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans
	(Dollars in millions)
Home retention solutions:
Modifications	$30,640	163,412	$42,793	213,340	$82,826	403,506	$18,702	98,575
Repayment plans and forbearances completed	3,298	23,329	5,042	35,318	4,385	31,579	2,930	22,948
HomeSaver Advance first-lien loans	—	—	—	—	688	5,191	6,057	39,199
	33,938	186,741	47,835	248,658	87,899	440,276	27,689	160,722
Foreclosure alternatives:
Short sales	15,916	73,528	15,412	70,275	15,899	69,634	8,457	36,968
Deeds-in-lieu of foreclosure	2,590	15,204	1,679	9,558	1,053	5,757	491	2,649
	18,506	88,732	17,091	79,833	16,952	75,391	8,948	39,617
Total loan workouts	$52,444	275,473	$64,926	328,491	$104,851	515,667	$36,637	200,339
Loan workouts as a percentage of single-family guaranty book of business	1.85%	1.57%	2.29%	1.85%	3.66%	2.87%	1.26%	1.10%

Fourth Quarter and Full Year 2012 Results	7

REFINANCING INITIATIVES
Through the company’s Refi Plus™ initiative, which provides expanded refinance opportunities for eligible Fannie Mae borrowers and includes HARP, the company acquired approximately 319,000 loans in the fourth quarter of 2012 and approximately 1,117,000 for the full year of 2012. Some borrowers’ monthly payments increased as they took advantage of the ability to refinance through Refi Plus to reduce the term of their loan, to switch from an adjustable-rate mortgage to a fixed-rate mortgage, or to switch from an interest-only mortgage to a fully amortizing mortgage. Even taking these into account, refinancings delivered to Fannie Mae through Refi Plus in the fourth quarter of 2012 reduced borrowers’ monthly mortgage payments by an average of $237.

FORECLOSURES AND REO
Fannie Mae acquired 41,112 single-family REO properties, primarily through foreclosure, in the fourth quarter of 2012, compared with 41,884 in the third quarter of 2012. As of December 31, 2012, the company’s inventory of single-family REO properties was 105,666, compared with 107,225 as of September 30, 2012. The carrying value of the company’s single-family REO was $9.5 billion as of December 31, 2012.
The company’s single-family foreclosure rate was 0.99 percent for the full year of 2012. This reflects the annualized number of single-family properties acquired through foreclosure or deeds-in-lieu of foreclosure as a percentage of the total number of loans in Fannie Mae’s single-family guaranty book of business.

Fourth Quarter and Full Year 2012 Results	8

	For the Year Ended December 31,
	2012	2011	2010
Single-family foreclosed properties (number of properties):
Beginning of period inventory of single-family foreclosed properties (REO)	118,528	162,489	86,155
Total properties acquired through foreclosure	174,479	199,696	262,078
Dispositions of REO	(187,341)	(243,657)	(185,744)
End of period inventory of single-family foreclosed properties (REO)	105,666	118,528	162,489
Carrying value of single-family foreclosed properties (dollars in millions)	$9,505	$9,692	$14,955
Single-family foreclosure rate	0.99%	1.13%	1.46%

The company provides further discussion of its financial results and condition, credit performance, fair value balance sheets, and other matters in its annual report on Form 10-K for the year ended December 31, 2012, which was filed today with the Securities and Exchange Commission. Further information about the company’s credit performance, the characteristics of its guaranty book of business, the drivers of its credit losses, its foreclosure-prevention efforts, and other measures is contained in the “2012 Credit Supplement” on Fannie Mae’s Web site, www.fanniemae.com.

# # #

In this release and the accompanying Appendix, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements regarding the company's future earnings and financial results, including its profitability; the timing and possibility of a release of the company's valuation allowance on its deferred tax assets; the value the company can deliver to taxpayers; the company's future loss reserves; the profitability of its loans; its future dividend payments to Treasury; its future outstanding repurchase requests and expected actions in connection with its agreements with Bank of America; the trends of improving home prices and declining serious delinquency rates; the impact of the company's actions to reduce credit losses; and the future fair value of the company's trading securities and derivatives. These estimates, forecasts, expectations, and statements are forward looking statements based on the company's current assumptions regarding numerous factors, including future home prices and the future performance of its loans. Actual results, and future projections, could be materially different from what is set forth in the forward-looking statements as a result of home price changes, interest rate changes, unemployment rates, other macroeconomic variables, government policy, credit availability, social behaviors, including increases in the number of underwater borrowers who strategically default on their mortgage loan, the volume of loans it modifies, the nature, volume and effectiveness of its loss mitigation strategies and activities, management of its real estate owned inventory and pursuit of contractual remedies, changes in the fair value of its assets and liabilities, impairments of its assets, the adequacy of its loss reserves, future legislative or regulatory requirements that have a significant impact on the company's business such as a requirement that the company implement a principal forgiveness program, future updates to the company's models relating to loss reserves, including the assumptions used by these models; changes in generally accepted accounting principles, changes to the company's accounting policies, failures by its mortgage seller-servicers to fulfill their repurchase obligations to it, its ability to maintain a positive net worth, effects from activities the company takes to support the mortgage market and help homeowners, the conservatorship and its effect on the company's business, the investment by Treasury and its effect on the company's business, changes in the structure and regulation of the financial services industry, the company's ability to access the debt markets, disruptions in the housing, credit, and stock markets, government investigations and litigation, the performance of the company's servicers, conditions in the foreclosure environment, natural or other disasters, and many other factors, including those discussed in the “Risk Factors” section of and elsewhere in the company's annual report on Form 10-K for the year ended December 31, 2012, and elsewhere in this release.

Fannie Mae provides Web site addresses in its news releases solely for readers’ information. Other content or information appearing on these Web sites is not part of this release.

Fannie Mae enables people to buy, refinance, or rent a home.

Fourth Quarter and Full Year 2012 Results	9

APPENDIX

SUMMARY OF FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Fannie Mae reported net income of $7.6 billion for the fourth quarter of 2012, compared with net income of $1.8 billion for the third quarter of 2012 and a net loss of $2.4 billion for the fourth quarter of 2011. The company reported net income of $17.2 billion for 2012, compared with a net loss of $16.9 billion for 2011. As a result of the company’s positive net worth as of December 31, 2012, which takes into account dividends paid on senior preferred stock held by Treasury, the company will not request a draw for the quarter from Treasury under the senior preferred stock purchase agreement.

(Dollars in millions)	4Q12	3Q12	Variance	FY 2012	FY 2011	Variance
Net interest income	$5,559	$5,317	$242	$21,501	$19,281	$2,220
Fee and other income	339	378	(39)	1,487	1,163	324
Net revenues	5,898	5,695	203	$22,988	20,444	2,544
Investment gains, net	106	134	(28)	487	506	(19)
Net other-than-temporary impairments	(12)	(38)	26	(713)	(308)	(405)
Fair value gains (losses), net	209	(1,020)	1,229	(2,977)	(6,621)	3,644
Administrative expenses	(648)	(588)	(60)	(2,367)	(2,370)	3
Credit-related income (expenses)
Benefit (provision) for credit losses	1,890	(2,079)	3,969	852	(26,718)	27,570
Foreclosed property income (expense)	475	48	427	254	(780)	1,034
Total credit-related income (expenses)	2,365	(2,031)	4,396	1,106	(27,498)	28,604
Other non-interest expenses(1)	(348)	(339)	(9)	(1,304)	(1,098)	(206)
Net gains (losses) and income (expenses)	1,672	(3,882)	5,554	(5,768)	(37,389)	31,621
Income (loss) before federal income taxes	7,570	1,813	5,757	17,220	(16,945)	34,165
Benefit for federal income taxes	—	—	—	—	90	(90)
Net income (loss)	7,570	1,813	5,757	17,220	(16,855)	34,075
Less: Net loss attributable to the noncontrolling interest	—	8	(8)	4	—	4
Net income (loss) attributable to Fannie Mae	$7,570	$1,821	$5,749	$17,224	$(16,855)	$34,079
Total comprehensive income (loss) attributable to Fannie Mae	$7,753	$2,567	$5,186	$18,843	$(16,408)	$35,251
Preferred stock dividends	$(2,928)	$(2,929)	$1	$(11,603)	$(9,614)	$(1,989)

(1) Consists of debt extinguishment losses, net and other expenses.

Net revenues were $5.9 billion for the fourth quarter of 2012, compared with $5.7 billion for the third quarter of 2012. Net interest income was $5.6 billion, compared with $5.3 billion for the third quarter of 2012. The increase in net interest income compared with the third quarter of 2012 was driven by an increase in income from guaranty fees and accelerated amortization income driven by the high volume of prepayments. The increase was partially offset by lower net interest income from portfolio assets due to a decline in the company’s retained portfolio. For the year, net revenues were $23.0 billion, up 12.4 percent from $20.4 billion in 2011.

Fourth Quarter and Full Year 2012 Results	10

Credit-related income, which consists of recognition of a benefit or provision for credit losses and foreclosed property income, was $2.4 billion in the fourth quarter of 2012, compared with $2.0 billion in credit-related expense the third quarter of 2012. For the year, credit-related income was $1.1 billion, compared with credit-related expense of $27.5 billion in 2011. The company recorded credit-related income in the fourth quarter and full year of 2012 due largely to an increase in home prices.

Credit losses, which the company defines as net charge-offs plus foreclosed property expense, excluding the effect of certain fair-value losses, were $2.2 billion in the fourth quarter of 2012, compared with $3.5 billion in the third quarter of 2012. For the year, credit losses were $14.6 billion compared with $18.7 billion in 2011. Credit losses were down in the fourth quarter of 2012 compared with the third quarter of 2012 due primarily to improved sales prices on Fannie Mae-owned properties, a decrease in volume of foreclosure and short sale activity, and the resolution agreement with Bank of America, which contributed to an increase in the amount of recoveries on previously charged-off loans. Credit losses were down year over year due to improvements in home prices, higher sales prices on Fannie Mae-owned properties, and fewer defaults during the year.

Fourth Quarter and Full Year 2012 Results	11

Total loss reserves, which reflect the company’s estimate of the probable losses the company has incurred in its guaranty book of business, including concessions it granted borrowers upon modification of their loans, were $62.6 billion as of December 31, 2012, compared with $66.9 billion as of September 30, 2012 and $76.9 billion as of December 31, 2011. The total loss reserve coverage to total nonperforming loans was 25 percent as of December 31, 2012, compared with 26 percent as of September 30, 2012 and 31 percent as of December 31, 2011.

Net fair value gains were $209 million in the fourth quarter of 2012, compared with net fair value losses of $1.0 billion in the third quarter of 2012. For the year, net fair value losses were $3.0 billion, compared with $6.6 billion in 2011. The company recorded fair value gains in the fourth quarter of 2012 due to lower derivative losses because interest rates increased in the fourth quarter of 2012. The decrease in fair value losses for the full year was driven primarily by lower losses on Fannie Mae’s risk management derivatives as interest rates declined significantly in 2011 compared with a more modest decline in 2012. The estimated fair value of the company’s trading securities and derivatives may fluctuate substantially from period to period because of changes in interest rates, credit spreads, and interest rate volatility, as well as activity related to these financial instruments.

Fourth Quarter and Full Year 2012 Results	12

BUSINESS SEGMENT RESULTS

The business groups running Fannie Mae’s three reporting segments – its Single-Family business, its Multifamily business, and its Capital Markets group – engage in complementary business activities in pursuing the company’s mission of providing liquidity, stability, and affordability to the U.S. housing market. The company’s Single-Family and Multifamily businesses work with Fannie Mae’s lender customers, who deliver mortgage loans that the company purchases and securitizes into Fannie Mae MBS. The Capital Markets group manages the company’s investment activity in mortgage-related assets and other interest-earning non-mortgage investments, funding investments in mortgage-related assets primarily with proceeds received from the issuance of Fannie Mae debt securities in the domestic and international capital markets. The Capital Markets group also provides liquidity to the mortgage market through short-term financing and other activities.

Single-Family business had net income of $4.0 billion in the fourth quarter of 2012, compared with a net loss of $822 million in the third quarter of 2012. For the year, the Single-Family business had net income of $6.3 billion, compared with a net loss of $23.9 billion in 2011. The shift to net income in the fourth quarter from a net loss in the third quarter and to net income in 2012 compared with net loss in 2011 was due primarily to continuing improvement in the company’s credit results. The Single-Family guaranty book of business was $2.83 trillion as of December 31, 2012, compared with $2.85 trillion as of September 30, 2012 and $2.84 trillion as of December 31, 2011. Single-Family guaranty fee income was $2.3 billion in the fourth quarter of 2012 and $2.0 billion in the third quarter of 2012. For the year, Single-Family guaranty fee income was $8.2 billion, compared with $7.5 billion in 2011.

Multifamily had net income of $447 million in the fourth quarter of 2012, compared with $427 million in the third quarter of 2012. For the year, Multifamily had net income of $1.5 billion, compared with $583 million in 2011. The Multifamily guaranty book of business was $206.2 billion as of December 31, 2012, compared with $202.2 billion as of September 30, 2012 and $195.2 billion as of December 31, 2011. Multifamily recorded credit-related expense of $54 million in the fourth quarter of 2012, compared with credit-related income of $99 million in the third quarter of 2012. Multifamily recorded credit-related income of $187 million in 2012, compared with credit-related expense of $280 million in 2011. Multifamily guaranty fee income was $280 million for the fourth quarter of 2012 and $265 million for the third quarter of 2012. Multifamily guaranty fee income was $1.0 billion for 2012 and $884 million for 2011.

Capital Markets group had net income of $4.3 billion in the fourth quarter of 2012, compared with $4.1 billion in the third quarter of 2012. The group had net income of $14.2 billion for the year, compared with $9.0 billion for 2011. Capital Markets’ net interest income for the fourth quarter of 2012 was $3.0 billion, compared with $3.2 billion for the third quarter of 2012. The group had net interest income of $13.2 billion for the year, compared with $13.9 billion for 2011. Fair value gains for the fourth quarter of 2012 were $211 million, compared with fair value losses of $1.0 billion in the third quarter of 2012. Fair value losses for the year were $3.0 billion compared with fair value losses of $6.6 billion for 2011. The Capital Markets mortgage investment portfolio balance decreased to $633.1 billion as of December 31, 2012, compared with $708.4 billion as of December 31, 2011, resulting from purchases of $288.3 billion, liquidations of $139.5 billion, and sales of $224.2 billion during the year.

Fourth Quarter and Full Year 2012 Results	13

($ in millions)	4Q12	3Q12	Variance	2012	2011	Variance
Single-Family Segment:
Guaranty fee income	$2,256	$2,014	$242	$8,151	$7,507	$644
Credit-related income (expenses)	2,419	(2,130)	4,549	919	(27,218)	28,137
Other	(649)	(706)	57	(2,780)	(4,230)	1,450
Net income (loss)	$4,026	$(822)	$4,848	$6,290	$(23,941)	$30,231
Multifamily Segment:
Guaranty fee income	$280	$265	$15	$1,040	$884	$156
Credit-related (expenses) income	(54)	99	(153)	187	(280)	467
Other	221	63	158	284	(21)	305
Net income	$447	$427	$20	$1,511	$583	$928
Capital Markets Segment:
Net interest income	$3,010	$3,247	$(237)	$13,241	$13,920	$(679)
Investment gains, net	1,551	2,201	(650)	6,217	3,711	2,506
Fair value gains (losses), net	211	(961)	1,172	(3,041)	(6,596)	3,555
Other	(470)	(365)	(105)	(2,216)	(2,036)	(180)
Net income	$4,302	$4,122	$180	$14,201	$8,999	$5,202

Fourth Quarter and Full Year 2012 Results	14

ANNEX I
FANNIE MAE
(In conservatorship)
Consolidated Balance Sheets
(Dollars in millions, except share amounts)

	As of December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$21,117	$17,539
Restricted cash (includes $61,976 and $45,900, respectively, related to consolidated trusts)	67,919	50,797
Federal funds sold and securities purchased under agreements to resell or similar arrangements	32,500	46,000
Investments in securities:
Trading, at fair value	40,695	74,198
Available-for-sale, at fair value (includes $935 and $1,191, respectively, related to consolidated trusts)	63,181	77,582
Total investments in securities	103,876	151,780
Mortgage loans:
Loans held for sale, at lower of cost or fair value (includes $72 and $66, respectively, related to consolidated trusts)	464	311
Loans held for investment, at amortized cost:
Of Fannie Mae	355,544	380,134
Of consolidated trusts (includes $10,800 and $3,611 respectively, at fair value and loans pledged as collateral that may be sold or repledged of $943 and $798, respectively)	2,652,193	2,590,332
Total loans held for investment	3,007,737	2,970,466
Allowance for loan losses	(58,795)	(72,156)
Total loans held for investment, net of allowance	2,948,942	2,898,310
Total mortgage loans	2,949,406	2,898,621
Accrued interest receivable, net (includes $7,567 and $8,466, respectively, related to consolidated trusts)	9,176	10,000
Acquired property, net	10,489	11,373
Other assets (includes cash pledged as collateral of $1,222 and $1,109, respectively)	27,939	25,374
Total assets	$3,222,422	$3,211,484
LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Accrued interest payable (includes $8,645 and $9,302, respectively, related to consolidated trusts)	$11,303	$12,648
Debt:
Of Fannie Mae (includes $793 and $838, respectively, at fair value)	615,864	732,444
Of consolidated trusts (includes $11,647 and $3,939, respectively, at fair value)	2,573,653	2,457,428
Other liabilities (includes $1,059 and $629, respectively, related to consolidated trusts)	14,378	13,535
Total liabilities	3,215,198	3,216,055
Commitments and contingencies (Note 18)	—	—
Fannie Mae stockholders’ equity (deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding	117,149	112,578
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued, 1,158,077,970 and 1,157,767,400 shares outstanding, respectively	687	687
Accumulated deficit	(122,766)	(128,381)
Accumulated other comprehensive income (loss)	384	(1,235)
Treasury stock, at cost, 150,684,733 and 150,995,303 shares, respectively	(7,401)	(7,403)
Total Fannie Mae stockholders’ equity (deficit)	7,183	(4,624)
Noncontrolling interest	41	53
Total equity (deficit)	7,224	(4,571)
Total liabilities and equity (deficit)	$3,222,422	$3,211,484

See Notes to Consolidated Financial Statements

Fourth Quarter and Full Year 2012 Results	15

FANNIE MAE
(In conservatorship)
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Dollars and shares in millions, except per share amounts)

	For the Year Ended December 31,
	2012	2011	2010
Interest income:
Trading securities	$989	$1,087	$1,251
Available-for-sale securities	3,299	3,277	5,290
Mortgage loans (includes $110,451, $123,633, and $132,591, respectively, related to consolidated trusts)	124,706	138,462	147,583
Other	196	117	146
Total interest income	129,190	142,943	154,270
Interest expense:
Short-term debt	152	310	631
Long-term debt (includes $95,612, $108,641, and $118,373, respectively, related to consolidated trusts)	107,537	123,352	137,230
Total interest expense	107,689	123,662	137,861
Net interest income	21,501	19,281	16,409
Benefit (provision) for credit losses	852	(26,718)	(24,896)
Net interest income (loss) after benefit (provision) for credit losses	22,353	(7,437)	(8,487)
Investment gains, net	487	506	346
Other-than-temporary impairments	(311)	(614)	(694)
Noncredit portion of other-than-temporary impairments recognized in other comprehensive income (loss)	(402)	306	(28)
Net other-than-temporary impairments	(713)	(308)	(722)
Fair value losses, net	(2,977)	(6,621)	(511)
Debt extinguishment losses, net	(244)	(232)	(568)
Fee and other income	1,487	1,163	1,084
Non-interest loss	(1,960)	(5,492)	(371)
Administrative expenses:
Salaries and employee benefits	1,195	1,236	1,277
Professional services	766	736	942
Occupancy expenses	188	179	170
Other administrative expenses	218	219	208
Total administrative expenses	2,367	2,370	2,597
Foreclosed property (income) expense	(254)	780	1,718
Other expenses	1,060	866	927
Total expenses	3,173	4,016	5,242
Income (loss) before federal income taxes	17,220	(16,945)	(14,100)
Benefit for federal income taxes	—	90	82
Net income (loss)	17,220	(16,855)	(14,018)
Other comprehensive income (loss):
Changes in unrealized gains on available-for-sale securities, net of reclassification adjustments and taxes	1,735	622	3,504
Other	(116)	(175)	(60)
Total other comprehensive income	1,619	447	3,444
Total comprehensive income (loss)	18,839	(16,408)	(10,574)
Less: Comprehensive loss attributable to noncontrolling interest	4	—	4
Total comprehensive income (loss) attributable to Fannie Mae	$18,843	$(16,408)	$(10,570)
Net income (loss)	$17,220	$(16,855)	$(14,018)
Less: Net loss attributable to noncontrolling interest	4	—	4
Net income (loss) attributable to Fannie Mae	$17,224	$(16,855)	$(14,014)
Preferred stock dividends	(11,603)	(9,614)	(7,704)
Undistributed earnings available for distribution to senior preferred stockholder	(4,224)	—	—
Net income (loss) attributable to common stockholders (Note 11)	$1,397	$(26,469)	$(21,718)
Earnings (loss) per share:
Basic	$0.24	$(4.61)	$(3.81)
Diluted	0.24	(4.61)	(3.81)
Weighted-average common shares outstanding:
Basic	5,762	5,737	5,694
Diluted	5,893	5,737	5,694

See Notes to Consolidated Financial Statements

Fourth Quarter and Full Year 2012 Results	16

FANNIE MAE
(In conservatorship)
Consolidated Statements of Cash Flows
(Dollars in millions)

	For the Year Ended December 31,
	2012	2011	2010
Cash flows provided by (used in) operating activities:
Net income (loss)	$17,220	$(16,855)	$(14,018)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Amortization of cost basis adjustments	(2,335)	(369)	126
(Benefit) provision for credit losses	(852)	26,718	24,896
Valuation gains	(1,345)	(408)	(1,289)
(Gains) losses from partnership investments	(119)	(82)	74
Current and deferred federal income taxes	10	1,044	258
Purchases of loans held for sale	(603)	(737)	(81)
Proceeds from repayments and sales of loans held for sale	177	68	88
Net change in trading securities, excluding non-cash transfers	31,972	(17,048)	(23,612)
Payments for foreclosed property expenses	(5,722)	(5,394)	(5,658)
Other, net	(1,402)	(2,175)	(8,179)
Net cash provided by (used in) operating activities	37,001	(15,238)	(27,395)
Cash flows provided by investing activities:
Purchases of trading securities held for investment	(3,216)	(2,951)	(8,547)
Proceeds from maturities and paydowns of trading securities held for investment	3,508	2,591	2,638
Proceeds from sales of trading securities held for investment	3,861	1,526	21,556
Purchases of available-for-sale securities	(34)	(192)	(413)
Proceeds from maturities and paydowns of available-for-sale securities	12,636	13,552	17,102
Proceeds from sales of available-for-sale securities	1,306	3,192	7,867
Purchases of loans held for investment	(210,488)	(78,099)	(86,724)
Proceeds from repayments of loans held for investment of Fannie Mae	31,322	25,190	20,715
Proceeds from repayments of loans held for investment of consolidated trusts	797,331	544,145	574,740
Net change in restricted cash	(17,122)	12,881	(15,025)
Advances to lenders	(144,064)	(70,914)	(74,130)
Proceeds from disposition of acquired property and preforeclosure sales	38,685	47,248	39,682
Net change in federal funds sold and securities purchased under agreements to resell or similar agreements	13,500	(34,249)	41,471
Other, net	468	468	(753)
Net cash provided by investing activities	527,693	464,388	540,179
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	736,065	766,598	1,155,993
Payments to redeem debt of Fannie Mae	(854,111)	(815,838)	(1,146,363)
Proceeds from issuance of debt of consolidated trusts	396,513	233,516	276,575
Payments to redeem debt of consolidated trusts	(832,537)	(647,695)	(808,502)
Payments of cash dividends on senior preferred stock to Treasury	(11,608)	(9,613)	(7,706)
Proceeds from senior preferred stock purchase agreement with Treasury	4,571	23,978	27,700
Other, net	(9)	146	4
Net cash used in financing activities	(561,116)	(448,908)	(502,299)
Net increase in cash and cash equivalents	3,578	242	10,485
Cash and cash equivalents at beginning of period	17,539	17,297	6,812
Cash and cash equivalents at end of period	$21,117	$17,539	$17,297
Cash paid during the period for:
Interest	$119,259	$128,806	$140,651
Non-cash activities:
Net mortgage loans acquired by assuming debt	$537,862	$448,437	$484,699
Net transfers from (to) mortgage loans of Fannie Mae to (from) mortgage loans of consolidated trusts	165,272	33,859	(121,852)
Transfers from advances to lenders to loans held for investment of consolidated trusts	133,554	69,223	68,385
Net transfers from mortgage loans to acquired property	46,981	56,517	66,081

See Notes to Consolidated Financial Statements

Fourth Quarter and Full Year 2012 Results	17

FANNIE MAE
(In conservatorship)
Consolidated Statements of Changes in Equity (Deficit)
(Dollars and shares in millions)

	Fannie Mae Stockholders’ Equity (Deficit)
	Shares Outstanding			Senior Preferred Stock	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non Controlling Interest	Total Equity (Deficit)
	Senior Preferred	Preferred	Common
Balance as of January 1, 2010.	1	580	1,113	60,900	$20,348	$664	$2,083	$(83,531)	$(5,126)	$(7,398)	$77	$(11,983)
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	9	9
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(14,014)	—	—	(4)	(14,018)
Other comprehensive income, net of tax effect:
Changes in net unrealized losses on available-for-sale securities (net of tax of $1,644)	—	—	—	—	—	—	—	—	3,054	—	—	3,054
Reclassification adjustment for other-than-temporary impairments recognized in net loss (net of tax of $253)	—	—	—	—	—	—	—	—	469	—	—	469
Reclassification adjustment for gains included in net loss (net of tax of $10)	—	—	—	—	—	—	—	—	(19)	—	—	(19)
Unrealized gains on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	1	—	—	1
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	(61)	—	—	(61)
Total comprehensive loss												(10,574)
Senior preferred stock dividends	—	—	—	—	—	—	(2,265)	(5,441)	—	—	—	(7,706)
Increase to senior preferred liquidation preference	—	—	—	27,700	—	—	—	—	—	—	—	27,700
Conversion of convertible preferred stock into common stock	—	(3)	5	—	(144)	3	141	—	—	—	—	—
Other	—	—	1	—	—	—	41	—	—	(4)	—	37
Balance as of December 31, 2010	1	577	1,119	$88,600	$20,204	$667	$—	$(102,986)	$(1,682)	$(7,402)	$82	$(2,517)
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(29)	(29)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(16,855)	—	—	—	(16,855)
Other comprehensive income, net of tax effect:
Changes in net unrealized losses on available-for-sale securities (net of tax of $250)	—	—	—	—	—	—	—	—	465	—	—	465
Reclassification adjustment for other-than-temporary impairments recognized in net loss (net of tax of $99)	—	—	—	—	—	—	—	—	209	—	—	209
Reclassification adjustment for gains included in net loss (net of tax of $28)	—	—	—	—	—	—	—	—	(52)	—	—	(52)
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	(175)	—	—	(175)
Total comprehensive loss												(16,408)
Senior preferred stock dividends	—	—	—	—	—	—	(1,072)	(8,541)	—	—	—	(9,613)
Increase to senior preferred liquidation preference	—	—	—	23,978	—	—	—	—	—	—	—	23,978
Conversion of convertible preferred stock into common stock	—	(21)	39	—	(1,074)	20	1,054	—	—	—	—	—
Other	—	—	—	—	—	—	18	1	—	(1)	—	18
Balance as of December 31, 2011	1	556	1,158	$112,578	$19,130	$687	$—	$(128,381)	$(1,235)	$(7,403)	$53	$(4,571)
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(8)	(8)
Comprehensive income:
Net loss	—	—	—	—	—	—	—	17,224	—	—	(4)	17,220
Other comprehensive income, net of tax effect:
Changes in net unrealized losses on available-for-sale securities (net of tax of $702)	—	—	—	—	—	—	—	—	1,289	—	—	1,289
Reclassification adjustment for other-than-temporary impairments recognized in net income (net of tax of $250)	—	—	—	—	—	—	—	—	463	—	—	463
Reclassification adjustment for gains included in net income (net of tax of $9)	—	—	—	—	—	—	—	—	(17)	—	—	(17)
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	(116)	—	—	(116)
Total comprehensive income												18,839
Senior preferred stock dividends	—	—	—	—	—	—	1	(11,609)	—	—	—	(11,608)
Increase to senior preferred liquidation preference	—	—	—	4,571	—	—	—	—	—	—	—	4,571
Other	—	—	—	—	—	—	(1)	—	—	2	—	1
Balance as of December 31, 2012	1	556	1,158	$117,149	$19,130	$687	$—	$(122,766)	$384	$(7,401)	$41	$7,224

See Notes to Consolidated Financial Statements

Fourth Quarter and Full Year 2012 Results	18